Exhibit 99.1

JMP GROUP ANNOUNCES CLOSING OF CLO TRANSACTION

SAN FRANCISCO, July 27, 2018 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today the closing of a $407.8 million collateralized loan obligation, or CLO, transaction issued by two newly formed special purpose vehicles and backed by a diversified portfolio of broadly syndicated leveraged loans.

The notes offered in the transaction are issued by JMP Credit Advisors CLO V Ltd. and co-issued in part by JMP Credit Advisors CLO V LLC and are subject to a two-year non-call period. The capital structure of the CLO is as follows:

($ as shown)		Preliminary
	Par	Moody's / Fitch	Maturity
Class	Amount	Rating	Date	Coupon
A	$256,000,000	Aaa/AAA	July 17, 2030	LIBOR + 1.19%
B	48,000,000	Aa2/NR	July 17, 2030	LIBOR + 1.90%
C	22,000,000	A2/NR	July 17, 2030	LIBOR + 2.35%
D	22,000,000	Baa3/NR	July 17, 2030	LIBOR + 3.35%
E	20,000,000	Ba3/NR	July 17, 2030	LIBOR + 6.32%
Senior Subordinated Notes	10,000,000	NR/NR	July 17, 2030	LIBOR + 6.90%	(1)
Junior Subordinated Notes	29,825,000	NR/NR	July 17, 2030	N/A
Total	$407,825,000

(1)

On each payment date, the Senior Subordinated Notes will be entitled to receive the coupon stated above and 55% of all remaining interest proceeds and all remaining principal proceeds prior to any distributions on the Junior Subordinated Notes on such payment date.

A wholly owned subsidiary of JMP Group purchased $2,500,000 of the Senior Subordinated Notes and 100% of the Junior Subordinated Notes, which are not rated.

“With the closing of this deal, we have $1.2 billion in CLO assets under management,” said Bryan Hamm, president of JMP Credit Advisors. “We are pleased with the execution on the transaction and look forward to continuing on the path to becoming a widely recognized, top-tier manager of corporate debt.”

JMP Group intends to consolidate the loan investment portfolio and expects to account for the transaction on its balance sheet as non-recourse debt. The CLO has a four-year reinvestment period, through July 17, 2022, that allows for the use of the proceeds from any principal repayments on, or any sales of, collateral assets towards the purchase of qualifying replacement assets, subject to certain conditions and limitations.

The transaction was executed through a private exempt offering. BNP Paribas served as initial purchaser.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture and private capital, and credit management activities though Harvest Capital Strategies, JMP Asset Management and JMP Credit Advisors; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dukaspr.com

Alyssa Noud
(646) 722-6525
alyssa@dukaspr.com

© 2018 JMP Group LLC